    As filed with the Securities and Exchange Commission on February 8, 2002
                           Registration No. 333-74442

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 2
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               SEDONA CORPORATION

             (Exact name of registrant as specified in its charter)

            455 SOUTH GULPH ROAD SUITE 300 KING OF PRUSSIA, PA 19406

                                 (484) 679-2200
                    (Address of principal executive offices)

        PENNSYLVANIA                                   95-4091769
(State or other jurisdiction of                    (I.R.S. employer
incorporation or organization)                   identification number)

                                  ------------


                                 Marco A. Emrich
                      President and Chief Executive Officer
                               Sedona Corporation
                              455 South Gulph Road
                                    Suite 300
                            King of Prussia, PA 19406
                                 (484) 679-2200
            (Name, address, including zip code and telephone number,
                    including area code of agent for service)

                                   COPIES TO:
                             Robert B. Murphy, Esq.
                           Brandon M. Fitzgerald, Esq.
                        Piper Marbury Rudnick & Wolfe LLP
                             1200 19th Street, N.W.
                             Washington, D.C. 20036
                                 (202) 861-3900

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|___________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
|_|__________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                         CALCULATION OF REGISTRATION FEE
============================= ================ ======================= ===================== ==========================
                                                  PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF      AMOUNT TO BE      OFFERING PRICE PER     AGGREGATE OFFERING           AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED (1)          SHARE(2)                PRICE            REGISTRATION FEE (3)
----------------------------- ---------------- ----------------------- --------------------- --------------------------
  Common Stock, par value
      $0.001 per share          10,690,514             $0.73                 $7,804,073            $1,865.62
============================= ================ ======================= ===================== ==========================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock that may become issuable under any stock split, stock dividend or similar transaction.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for such shares of common stock on November 29, 2001, as reported on the Nasdaq SmallCap Market.

(3) The registrant previously paid filing fees for the shares registered on Registration Statement Nos. 333-63190, 333-71457, 333-52973, 333-38578,
333-34412, 333-31983 and 333-03719. The registrant paid filing fees in the amount of $1,162 for Registration No. 333-63190, pursuant to which 5,162,363 shares of common stock were registered (fees estimated pursuant to Rule 457(c), based upon the average of the high and low prices for such shares of common stock on June 4, 2001, as reported on the Nasdaq SmallCap Market), filing fees in the amount of $3,224.13 for Registration Statement No. 333-71457, pursuant to which 4,918,211 shares of common stock were registered (fees based upon the closing prices as reported on the Nasdaq SmallCap Market on January 27, 1999 of $3.00 for 1,853,117 shares of common stock and $1.97 on October 12, 1999 for 3,065,094 shares of common stock), filings fees in the amount of $2,930.45 for Registration Statement No. 333-52973, pursuant to which 4,966,867 shares of common stock were registered (fees based upon the closing price for such shares of Common Stock on May 13, 1998, as reported on the NASDAQ SmallCap Market), filing fees in the amount of $923 for Registration Statement No. 333-38578, pursuant to which 1,176,726 shares of common stock were registered (fees based upon the average of the high and low prices for such shares of common stock on May 26, 2000, as reported on the Nasdaq SmallCap Market), filing fees in the amount of $4,822 for Registration Statement No. 333-34412, pursuant to which 3,320,603 shares of common stock were registered (fees based upon the average of the high and low prices for such shares of common stock on April 5, 2000, as reported on the Nasdaq SmallCap Market), filing fees in the amount of $5,280.65 for Registration Statement No. 333-31983, pursuant to which 6,061,270 shares of common stock were registered (fees based on a price per share of $2.875), filing fees in the amount of $12,228.38 for Registration Statement No. 333-03719, pursuant to which 11,820,763 shares of common stock were registered (fees based on a price per share of $3.00).

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE SHARES OF COMMON STOCK OF THE REGISTRANT PREVIOUSLY REGISTERED UNDER REGISTRATION STATEMENT ON FORM S-3 NOS. 333-63190, 333-71457, 333-52973, 333-38578, 333-34412, 333-31983, 333-03719 AND
33-47127. ACCORDINGLY, THIS REGISTRATION STATEMENT CONSTITUTES A POST-EFFECTIVE AMENDMENT TO SUCH EARLIER REGISTRATION STATEMENTS. THIS POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                               SEDONA CORPORATION

                         10,690,514 Shares Common Stock

The selling shareholders, listed on page 11, may offer from time to time up to 10,690,514 shares of our common stock under this prospectus, including 5,427,189 shares of common stock currently held by the selling shareholders and 5,263,325 shares of common stock issuable upon the exercise of common stock warrants held by the selling shareholders. No underwriter is being used in connection with this offering of common stock. The selling shareholders may offer and sell their shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares, or both. We will not receive any direct proceeds from the sale of shares, but will receive proceeds related to the exercise of the warrants held by the selling shareholders.

The price of the common stock being offered under this prospectus will most likely be the market price of our common stock at the time of resale. Our common stock is traded on the Nasdaq Small Cap Market under the symbol SDNA. On February 6, 2002, the closing price of one share of our common stock was $0.67.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 8, 2002.

                                TABLE OF CONTENTS


                                                                      Page
                                                                      ----
       Summary........................................................   4

       Risk Factors...................................................   7

       Forward-Looking Statements.....................................  11

       Use of Proceeds................................................  11

       Selling Shareholders...........................................  11

       Plan of Distribution...........................................  14

       Legal Matters..................................................  15

       Experts........................................................  15

       Where You Can Find More Information............................  15

                                     SUMMARY

SEDONA

We market and deliver a comprehensive Internet-based customer relationship management software solution under the name Intarsia to small and mid-sized businesses in the financial services market. Intarsia assists these businesses in optimizing their return on customer relationships by providing a cost-effective way to personalize customer interactions and ensuring that sales and marketing efforts are strategically managed towards increased profitability.

Small and mid-sized financial services organizations, which include privately owned and operated organizations such as community banks, credit unions, savings and loans, brokerage firms and insurance agencies, represent a large segment of the financial services industry. Thomson Financial, a leading information resource for financial services providers, estimates that there are over 22,000 financial services organizations in the United States with less than $10 billion in assets. It is difficult for these organizations to operate and retain customers in marketplaces dominated by large national and international companies with vast resources, services and advertising power. Thus, they compete by emphasizing personalized customer service.

Intarsia is a customer relationship management software solution that helps small to medium-sized financial services organizations to analyze customer data, create internal and external marketing campaigns, execute sales and manage service customer interactions. By using the Intarsia solution, companies can gain insight into their customers' preferences, needs and characteristics, and then take action to more effectively target the right products at the right people, at the right time. Intarsia is specifically designed to help businesses enhance relationships with current customers, find and acquire new clients, uncover new sales and marketing opportunities that might otherwise go unnoticed, and ultimately increase profitability through increased sales and customer retention. Intarsia is an ideal solution for community banks, credit unions and insurance companies who recognize the opportunity to maximize profits through effective customer relationship management, but who lack the resources required to develop, implement and monitor a customer relationship management program on their own.

Intarsia is available either over a wireline or wireless network, and we are developing state-of-the-art technologies such as personalization, mobile computing, natural language and speech recognition for retrieving customer or prospect data using plain English or voice commands. We also enable organizations to purchase Intarsia as an outsourced application service over the Internet for a flat monthly fee. By outsourcing our solution, companies benefit from a full-featured customer relationship management solution without having to incur the direct and indirect costs related to personnel time, hardware procurement, software development and network maintenance and hosting that would otherwise be required to build and maintain a customer relationship management system. In addition, our marketing solutions programs offer customer relationship management consulting services that allow our targeted businesses to purchase strategic marketing programs from us, rather than having to expend the time and resources necessary to develop those programs internally. These marketing programs address goals such as customer retention, customer relationship expansion, new customer acquisition, privacy management and overall customer relationship management strategic planning.

Prior to focusing on our Intarsia business line, we were made of three components: Tangent, a business that manufactured scanning equipment; TRC, a business service related to the Tangent technology; and SedonaGeoservices, a software business that we acquired in 1995. As a result of a comprehensive review of all business sectors performed by our Board of Directors during 1998 and 1999, we concluded that we should realign our focus to the SedonaGeoservices software business because it appeared to have the best long-term prospects. Based on this conclusion, we sold the Tangent and TRC businesses in the third quarter of 1999. In 2000, we acquired a business known as CIMS, which added important elements to our software products line.

Our principal executive offices are located at 455 South Gulph Road, King of Prussia, PA 19406 and our telephone number is (484) 679-2200.

THE OFFERING

The selling shareholders may offer from time to time up to 10,690,514 hares of our common stock under this prospectus. The shares to be sold under this prospectus include 5,427,189 shares of common stock currently held by the selling shareholders and 5,263,325 shares of common stock issuable upon the exercise of common stock warrants held by the selling shareholders. The selling shareholders acquired their shares in various private placements between July 2001and February 2002.

TRANSACTIONS GIVING RISE TO RESALE PROSPECTUS

During the third quarter of 2001, we issued a total of 4,324,308 common stock options and warrants with exercise prices ranging from $.56 to $1.03 per share to employees, consultants and directors. The exercise prices of these options and warrants equaled the fair market value or more of our common stock at the time of such grants. Consultants and other vendors received warrants with an aggregate fair value of $406 in exchange for services they provided to our company.

During July 2001, we sold 666,667 shares of common stock in a private placement and issued four-year warrants to purchase 166,667 shares of common stock at an exercise price of $1.25 per share and four-year warrants to purchase 166,667 shares of common stock at an exercise price of $1.50 per share to investors for an aggregate purchase price of $400. One-fourth of these shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $2.00 per share. Three-fourths of these shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) one year after the issuance of the shares and
(y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $3.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and (b) six months from the issuance of the warrants. We paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.85 per share to a finder in connection with this offering.

During August 2001, we sold 600,000 shares of common stock and issued four-year warrants to purchase 300,000 shares of common stock at an exercise price of $1.00 per share in a private placement to investors for an aggregate purchase price of $300. These shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and (b) six months from the issuance of the warrants. We paid an $18 sales commission and issued a warrant to purchase 30,000 shares of common stock at exercise prices ranging from $0.59 to $0.67 per share to finders in connection with this offering.

In September 2001, we sold 466,667 shares of common stock and issued four-year warrants to purchase 233,333 shares of common stock at an exercise price of $0.62 per share to investors in a private placement for an aggregate purchase price of $200. These shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and (b) six months from the issuance of the warrants. We paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.56 per share to a finder in connection with this offering.

In October 2001, we sold 125,000 shares of common stock and issued four-year warrants to purchase 31,250 shares of common stock at an exercise price of $1.00 per share and 31,250 shares of common stock at an exercise price of $1.25 per share in a private placement to investors for an aggregate purchase price of $50. One-fourth of these shares may not be resold or otherwise transferred until
(a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $2.00 per share. Three-fourths of these shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) one year after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $3.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement for the common stock underlying the warrants and (b) six months from the issuance of the warrants. We paid $1 in sales commissions to a finder in connection with this offering.

Also during October 2001, we sold 400,000 shares of common stock and issued four-year warrants to purchase 200,000 shares of common stock at an exercise price of $0.50 per share to an investor in a private placement for an aggregate gross purchase price of $200. Additional shares and warrants may be issued to these investors if, within 60 days following the closing of their investments, we issue any shares of our common stock at prices below the price at which the investors purchased their shares. These shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and
(b) six months from the issuance of the warrants. We paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.91 per share to a finder in connection with this offering.

During the period September through October 2001, we sold 60-day notes with a face value of $248 and issued 124,000 four-year warrants at an exercise price of $0.40 per share to investors for an aggregate purchase price of $248. If not redeemed at maturity, these notes may be convertible into shares of common stock at a price of $0.20 per share at the option of the shareholder. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and (b) six months from the issuance of the warrants. Of these notes, $148 were issued to our Chairman of the Board for aggregate consideration of $148.

In November 2001, we sold 250,000 shares of common stock and issued four-year warrants to purchase 125,000 shares of common stock at an exercise price of $0.75 per share to an investor in private placements for an aggregate gross purchase price of $125. These shares may not be resold or otherwise transferred until the shares are registered. The shares underlying the warrants may not be resold or otherwise transferred until the effectiveness of a registration statement registering the common stock underlying the warrants. We paid a $6 sales commission to a finder in connection with this offering.

During November and December 2001, we sold 142,857 shares of common stock and issued four-year warrants to purchase 71,429 shares of common stock at exercise prices ranging from $0.84-$1.05 per share to four investors in a private placement for an aggregate gross purchase price of $100. Additional shares and warrants may be issued to these investors if, within 60 days following closing of their investments, we issue any shares of our common stock at prices below the price at which the investors purchased their shares. These shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and
(b) six months from the issuance of the warrants. We paid a $5 sales commission and issued warrants to purchase 7,143 shares of common stock at exercise prices ranging from $0.86 to $1.00 per share to a finder in connection with this offering.

Also during November and December 2001, we sold 900,000 shares of common stock and issued four-year warrants to purchase 450,000 shares of common stock at exercise prices of $0.81-$0.99 per share to seven investors in private placements for an aggregate gross purchase price of $450. Additional shares and warrants may be issued to these investors if, within 60 days following the closing of their investments, we issue any shares of our common stock at prices below the price at which the investors purchased their shares. These shares may not be resold or otherwise transferred until (a) the shares are registered and
(b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $2.00 per share or is less than $0.57 per share. The shares underlying the warrants may not be resold or otherwise transferred until the effectiveness of a registration statement registering the common stock underlying the warrants. We paid a $36 sales commission and issued warrants to purchase 37,800 shares of common stock at exercise prices ranging from $0.74 to $0.99 per share to finders in connection with this offering.

From January first through January 25, 2002, we sold 1,086,000 shares of common stock and issued four-year warrants to purchase 543,000 shares of common stock at exercise prices ranging from $0.75-$1.50 per share to fourteen investors in private placements for an aggregate gross purchase price of $543. Additional shares and warrants may be issued to these investors if, within 60 days following the closing of their investments, we issue any shares of our common stock at prices below the price at which the investors purchased their shares. These shares may generally not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $2.00 per share. The shares underlying the warrants may generally not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and (b) six months from the issuance of the warrants. We paid a $26 sales commission and issued warrants to purchase 47,800 shares of common stock at exercise prices ranging from $0.80 to $1.00 per share to finders in connection with this offering.

All of the securities issued in the preceding transactions were sold in reliance upon Rule 506 of Regulation D involving only accredited investors.

RECENT DEVELOPMENTS

2001 Operating Results

Preliminary and unaudited results indicate that our net revenue increased to $2.1 million for the year ended December 31, 2001, up from $1.8 million for the year ended December 31, 2000. The growth in revenues was primarily due to growth in services revenue as well as sale of new units of Intarsia(TM) software.

Our net loss before dividends is expected to be in the range of $11 million for the year ended December 31, 2001, approximately the same level as the year ended December 31, 2000. Taking into consideration one-time charges, net losses before dividends were reduced by $2.5 million in 2001 as compared to the year ended December 31, 2000.

Conversions of Securities

During 2001, there were no conversions of Preferred Stock of the Company. Of the outstanding $3,000 convertible debenture, $2,196 in principal value was converted during 2001, leaving $804 in principal. A total of 2,498,399 shares were issued to the holder of the convertible debenture during 2001 for these conversions of principal and payment of accrued interest of $49.

Reductions in Force

At the beginning of 2001, there were 66 full time employees of the Company. In February and September 2001, we implemented two reductions in force in order to balance with current business development trends. At the end of 2001, we had 39 full time employees.

Auditor's Going Concern Opinion

As noted in the Risk Factors section beginning on page 7 of this prospectus, the report of our independent auditors for the fiscal year ended December 31, 2000, and their related notes to our financial statements, state that our substantial operating losses, negative working capital and need for additional financing raise substantial doubt about our ability to continue as a going concern. Without additional funding to assure that our obligations can be met for the next year, it is likely that our audit report for the year-ended December 31, 2001 will contain a similar explanatory paragraph about our ability to continue as a going concern.

                                  RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the following risk factors as well as other information contained in this prospectus before deciding to invest in our common stock. Any of these risk factors could materially and adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY WITH WHICH YOU CAN EVALUATE OUR BUSINESS.

We only began focusing exclusively on our Internet-based customer relationship management application solutions in 1999. Prior to that time, our business was comprised of three components: Tangent, a business that manufactured scanning equipment; TRC, a business service related to the Tangent technology; and SedonaGeoservices, a software business that we acquired in 1995. As a result of a comprehensive review of all business sectors performed by our Board of Directors during 1998 and 1999, we concluded that we should realign our focus to the SedonaGeoservices software business because it appeared to have the best long-term prospects. Based on this conclusion, we sold the Tangent and TRC businesses in the third quarter of 1999. In 2000, we acquired a business known as CIMS, which added important elements to our software products line. Due to the shift in our business model, we have only a limited operating history in the area of Internet-based customer relationship management with which you can evaluate our business and prospects. Our limited operating history makes predicting our future operating results difficult. In addition, our prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development in new and rapidly evolving markets, specifically the rapidly evolving market for knowledge management solutions. These risks include our ability to:

o acquire and retain customers;

o build awareness and acceptance of our brand name;

o extend existing and develop new strategic partner relationships;

o access additional capital when required;

o upgrade and develop our software and systems in a timely and effective manner; and

o attract and retain key personnel.

Our business strategy may not be successful and we may not successfully address these and other risks and uncertainties related to our limited operating history.

WE HAVE LIMITED REVENUES, HAVE INCURRED OPERATING LOSSES IN RECENT YEARS AND MAY NOT BE PROFITABLE IN THE FUTURE.

We had total revenues from continuing operations of $1.6 million, $1.8 million, $244,000 and $15,000 and losses from continuing operations of $9.2 million, $10.8 million, $3.3 million and $3.9 million for the nine months ended September 30, 2001 and for the years ended December 31, 2000, 1999 and 1998, respectively. As of September 30, 2001, we had an accumulated deficit of $52.5 million. If our current and future products and services fail to gain acceptance in the marketplace, we believe it is unlikely that we will be able to reverse our operating loss trend or assure you of our future profitability.

WE MAY REQUIRE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE.

We expect losses from operations to continue through 2001. As a result, if we cannot achieve sufficient cash flows from operations, we will require additional financing. We do not know if additional financing will be available to us on terms that we can accept. If financing is not available, we may have to sell, suspend or terminate our operations.

In recent months, we have had minimal amounts of cash on hand and, as a result, have experienced growth in payables and other accrued liabilities, including delays in meeting salary obligations. Private offerings have provided enough cash to sustain operations, along with the cooperation of vendors and employees, but we continue to search for adequate funding to resume normal payables and accrued liabilities processing. Such funding is being sought through financial intermediaries as well as strategic partners and other private sources. Management is confident that these sources will be available in sufficient quantity until we are able to reach a point where internal cash generation will be sufficient to conduct normal operations. Therefore, management has no current plans to suspend operations or sell our company.

OUR AUDITORS HAVE ISSUED AN OPINION EXPRESSING SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

The report of our independent public auditors and the notes to our financial statements state that our substantial operating losses, negative working capital and need for additional financing raise substantial doubt about our ability to continue as a going concern. Whether we can remain a going concern depends on our ability to expand the sale and acceptance of our business solutions through our strategic partnerships, target new application solutions, continue aggressive marketing of our proprietary Intarsia product through multiple sales distribution channels and obtain additional financing. It cannot be assured that we will be able to achieve any of these objectives.

OUR SUCCESS DEPENDS ON THE ACCEPTANCE AND INCREASED USE OF INTERNET-BASED CUSTOMER RELATIONSHIP MANAGEMENT SOFTWARE SOLUTIONS, AND WE CANNOT BE SURE THAT THIS WILL HAPPEN.

Our business model depends on the adoption of Internet-based customer relationship management software solutions by small and mid-sized financial services companies. Our business could suffer dramatically if Internet-based solutions are not accepted or not perceived to be effective. The market for Internet services and widely distributed Internet-enabled packaged application software has only recently begun to develop and is now evolving rapidly. We believe that many of our potential customers are not fully aware of the benefits of our solutions. It is possible that these solutions may never achieve market acceptance.

The growth of Internet-based customer relationship management software solutions could also be limited by:

o concerns over transaction security and user privacy;

o inadequate network infrastructure for the entire Internet; and

o inconsistent performance of the Internet.

We cannot be certain that this market will continue to grow or to grow at the rate we anticipate.


WE RELY ON OUR INTELLECTUAL PROPERTY WHICH WE MAY BE UNABLE TO PROTECT, OR WE MAY BE FOUND TO INFRINGE THE RIGHTS OF OTHERS.

We rely on a combination of copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our proprietary rights, which afford only limited protection, and we have not patented any of our proprietary technologies. Others may develop technologies that are similar or superior to our technology or design around our technology. Policing unauthorized use of our products is difficult. Our means of protecting our proprietary rights in the United States or abroad may not be adequate. Further, we cannot guarantee that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that we would prevail in any such litigation or be able to license any valid or infringed patents from third parties on commercially reasonable terms.

We have a pending service mark application for a logo design, which was filed with the United States Patent and Trademark Office (USPTO) on December 4, 2000. This service mark is currently awaiting publication review. We also have a pending service mark application for the mark entitled "Sedona" that was filed with the USPTO on December 4, 2000. This application was initially refused registration because of allegedly confusingly similar marks cited by the USPTO. We previously presented arguments to the USPTO, attempting to distinguish the respective "Sedona" marks. Recently, however, we received further correspondence from the USPTO making final the refusal to register our "Sedona" trademark. We plan to present further arguments to the USPTO in an attempt to gain federal registration of the "Sedona" mark. If registered, we will have the exclusive right to use the logo design and "Sedona" in connection with those services recited in the respective registrations.

We also filed an application for the trademark "Intarsia" with the USPTO. This application was filed on March 8, 2000 and was published for opposition on September 4, 2001. In connection with the "Intarsia" trademark, we received a Notice of Opposition on January 17, 2002 from the USPTO Trademark Trial and Appeal Board. The Notice of Opposition was instituted by Intarsia Corporation, located in Fremont, California. Intarsia Corporation is opposing our "Intarsia" mark for "computer software that tracks and organizes customer and prospective customer data and organizes marketing information, for use in customer relationship management." The Opposition deals only with our registration of the "Intarsia" mark and does not challenge our use of the mark.

THE COMMON STOCK ISSUABLE UPON CONVERSION OF OUR CONVERTIBLE PREFERRED STOCK AND DEBENTURES MAY SIGNIFICANTLY INCREASE THE SUPPLY OF OUR COMMON STOCK IN THE PUBLIC MARKET, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

We have issued and outstanding 500,000 shares of Series A, 780 shares of Series F and 1,500 shares of Series H convertible Class A preferred stock and a $804 in debenture convertible into shares of common stock. We issued the preferred stock in private placements to accredited investors between 1992 and 2000. We issued the debenture in a private placement to an accredited investor on November 22, 2000. As of December 31, 2001, 220 shares (representing 22%) of the Series F convertible Class A preferred stock had been converted into 172,500 shares of our common stock. We issued 2,498,399 shares of common stock upon the conversion of $2,196 in principal value and $49 of accrued interest under the debenture. As of the date of this prospectus, $804 in principal remains outstanding under the debenture. None of the shares Series A or Series H convertible Class A preferred stock had been converted as of the date of this prospectus. The Series A convertible Class A preferred stock is convertible into 500,000 shares of our common stock. The actual number of shares of common stock issuable upon conversion of the remaining shares of Series F and Series H convertible Class A preferred stock and upon conversion of the outstanding balance under the debenture is indeterminate because the number is dependent on the market price of our common stock at the time of conversion. The shares of common stock issuable upon conversion of the preferred stock and debenture have been registered under the Securities Act and will be freely transferable upon issuance. Sale of all or a substantial number of shares of common stock received upon conversion of the convertible preferred stock and debenture in the public market may depress the prevailing market price for our common stock, which may enable the holders of the Series F and Series H preferred stock and the debenture to convert into more shares, further depressing the market price for our common stock. Further, the issuance of additional convertible securities and their subsequent conversion could further depress the market price for our common stock.

THE CONVERSION OF CONVERTIBLE PREFERRED SECURITIES COULD DILUTE THE HOLDERS OF OUR COMMON STOCK

The holders of our outstanding convertible preferred stock may elect to convert into common stock at any time. As of February 1, 2002, all outstanding shares of our Series A, Series F and Series H convertible Class A preferred stock were convertible into approximately 3,392,177 shares of common stock (based on the conversion formula applicable to each series). As of February 1, 2002, 42,498,561 shares of our common stock were outstanding. Therefore, upon a conversion of all outstanding shares of preferred stock, an aggregate of 45,890,738 shares of our common stock would be outstanding, resulting in a 7% overall dilution of our common stockholders.

THE EXERCISE OF WARRANTS OR OPTIONS MAY DEPRESS OUR STOCK PRICE.

There are a significant number of warrants and options to purchase our common stock outstanding. If the market price of our common stock rises above the exercise price of outstanding warrants and options, holders of those securities are likely to exercise and sell the common stock acquired upon exercise of the warrants and options in the open market. Sales of a substantial number of shares of common stock in the public market by holders of warrants or options may depress the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities. As of November 19, 2001, we had warrants to purchase 13,364,391 shares of common stock outstanding at a weighted average exercise price of $1.82 per share and options to purchase 4,266,714 shares of common stock outstanding with a weighted average exercise price of $1.72 per share. Approximately 88% of the warrants and 59% of the options were exercisable as of November 19, 2001. On February 6, 2002, the closing price of one share of our common stock was $0.67.

IF WE CANNOT SATISFY NASDAQ'S MAINTENANCE REQUIREMENTS, NASDAQ MAY DELIST OUR COMMON STOCK FROM THE NASDAQ SMALLCAP MARKET.

Our common stock trades on the Nasdaq SmallCap Market, which has certain maintenance requirements for continued listing of common stock, including a requirement that our common stock have a minimum bid price of $1.00 per share. Recently, our common stock has been trading below $1.00 per share and we have been unable to meet the net tangible asset or market capitalization continued listing requirements. While we have not been notified by Nasdaq of the commencement of any delisting proceedings by it, if the minimum closing bid price per share remains less than $1.00 and we cannot meet the net tangible asset or market capitalization listing requirements our common stock may be delisted.

If our common stock were to be delisted from trading on the Nasdaq SmallCap Market, trading, if any, in our common stock may continue to be conducted on the Electronic OTC Bulletin Board. Delisting of our common stock could restrict investors' interest in the common stock. In addition, if we were delisted, we would not be eligible to use any short form registration statement forms that might otherwise be available to us. As a result, a delisting could materially adversely affect the trading market and prices for our common stock and our ability to issue additional securities or to secure additional financing.

IF OUR COMMON STOCK IS DELISTED, IT MAY BECOME SUBJECT TO THE SEC'S PENNY STOCK RULES, WHICH MAY MAKE SHARES MORE DIFFICULT TO SELL.

SEC rules require brokers to provide information to purchasers of securities traded at less than $5.00 and not traded on a national securities exchange or quoted on the Nasdaq Stock Market. If our common stock becomes a penny stock that is not exempt from these SEC rules, these disclosure requirements may have the effect of reducing trading activity in our common stock and making it more difficult for investors to sell. The rules require a broker to deliver a risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before completion of the transaction.

WE DO NOT EXPECT TO PAY ANY DIVIDENDS ON OUR COMMON STOCK.

We have not paid any cash dividends on our common stock and we do not expect to pay any dividends in the foreseeable future. The value of your shares will be determined solely by the market price of our common stock.

WE HAVE SUSPENDED AN ATTEMPTED CONVERSION OF AN OUTSTANDING DEBENTURE.

On September 25, 2001 and October 15, 2001, we received conversion notices regarding an outstanding debenture that we issued on November 22, 2000. We suspended the conversions pending the investigation of information we received regarding the debenture holder. We continue to carry the principal value of $804 on our balance sheet and accrue interest on the debenture. We are currently negotiating a settlement with the holder of the debenture in this regard. If we are unable to reach a satisfactory settlement with the holder, the holder could institute legal proceedings to enforce its rights under the debenture.

                           FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operation or financial condition or state other forward-looking information. Forward-looking statements can be identified by the use of progressive terminology, such as may, will, expect, anticipate, estimate, continue or other similar words. These statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause a difference between future projections and actual results include those discussed in the section titled Risk Factors beginning on page 7. Any forward-looking statements and other information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares. Therefore, the information, and any forward-looking statements based on such information, are subject to change. You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, in order to assess the merits of any forward-looking statements and to make an informed investment decision.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders. If the warrants held by the selling shareholders are exercised for cash, we intend to use the net proceeds for working capital and general corporate purposes. Temporarily, we may invest the net proceeds from the exercise of the warrants, if any, in high grade short term interest bearing investments.

                              SELLING SHAREHOLDERS

The table below sets forth the beneficial ownership of our common stock by the selling shareholders as of November 30, 2001. Beneficial ownership includes shares of outstanding common stock and shares of common stock that a person has the right to acquire within 60 days of this prospectus. Unless otherwise indicated, the selling shareholders have the sole power to direct the voting and investment over the shares owned by them.

The number of shares that may be actually sold by any selling shareholder will be determined by the selling shareholder. Because the selling shareholders may sell all, some or none of the shares of common stock which they hold, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering.

                                                                          Number of Shares
                                                                          of Common Stock
Name                                                                      to be Offered(18)             Notes
Keybank National Asso TTEE (Art Iron Inc. et al share redemption)             500,000                    1,8
Milton Datsopoulos                                                            300,000                      2
Arturo Peralta-Ramos                                                          600,000                      2
James P. Maccora                                                              150,000                      2
Sal S. Ruiz                                                                   150,000                      2
William N. Weidman                                                          1,020,000                      3
Cheryl J. Weidman                                                              60,000                      3
Harold G. Weidman                                                              60,000                      3
Naomi G. Weidman                                                               60,000                      3
Laurence L. Osterwise                                                         814,000                      4,8
EN Inc.                                                                        93,750                      5
Mort Golden                                                                    93,750                      5
William N. Weidman                                                            600,000                      2
Vey Development, Inc.                                                         375,000                      2,8
John Dexter                                                                    53,571                      2
James J. Murphy                                                                53,571                      2
Glen McLeod                                                                    53,571                      2
Jan Sather                                                                     53,571                      2
Wayne Saker                                                                   300,000                      2
Fraizer Investments                                                           600,000                      2
Osprey Partners                                                                90,000                      2
Bodenheimer Foundation                                                        150,000                      2,8
Beth Madrash Govohah                                                           75,000                      2,8
Keren MYCB Elias Foundation, Inc.                                              75,000                      2,8
Jeffrey Rubin                                                                  60,000                      2


Robert E. Cseplo                                                               50,000                      7
Osprey Partners                                                               113,010                      7,8
Marco Emrich                                                                  472,500                      7,12
Laurence L. Osterwise                                                       1,044,000                      7,11
Michael A. Mulshine                                                           715,811                      7,10
The DEM Group                                                                  43,265                      7,8,14
M. Jay Walkingshaw                                                             50,000                      7,13
Harris, Hoover & Lewis, Inc.                                                   29,444                      7,8,9
James P. Maccora                                                                4,000                      7
Richard L. Rex                                                                 17,000                      7,17
Adams, Cooper & Marks, Inc.                                                    80,000                      7,8
Mueller & Co., Inc.                                                            25,200                      7,8,9
Steve Ficyk                                                                   100,000                      7,15
Michael Cohen                                                                   5,000                      7
Michael H. Lewis                                                               55,500                      7
Imprint Design                                                                  5,000                      7,8,16
Larry C. Muscrove, Jr.                                                        150,000                      6
EN, Inc.                                                                      150,000                      6
David R. Vey                                                                  150,000                      2
Robert E. Bigelow                                                              30,000                      2
William N. Weidman                                                            150,000                      2
Ronald M. Kubit                                                                75,000                      2
William J. White                                                               75,000                      2
Robert Tucker                                                                 150,000                      2
Robert K. Brooks                                                               30,000                      2
Paul H. Dragul, M.D.                                                          150,000                      2
G. Jerome Ducote                                                               75,000                      2
Thomas J. Gargan                                                               69,000                      2
Graham Harlow                                                                  75,000                      2
David Karst                                                                    75,000                      2
Stephen H. Jones                                                                4,000                      7
Robert Woodworth                                                               22,000                      7
Source Capital                                                                 10,000                      7
                                                                            ---------
TOTAL                                                                      10,690,514

Warrants to be registered                                                   5,263,325
Common shares to be registered                                              5,427,189

1. One-sixth of these shares are issuable upon exercise of warrants at $1.25 per share. An additional one-sixth of these shares are issuable upon exercise of warrants at $1.50 per share.
2. One-third of these shares are issuable upon exercise of warrants at $0.81-$1.10 per share.
3. One-third of these shares are issuable upon exercise of warrants at $0.62 per share.
4. Nine percent of these shares are issuable upon exercise of warrants at $0.40 per share.
5. One-sixth of these shares are issuable upon exercise of warrants at $1.00 per share. An additional one-sixth of these shares are issuable upon exercise of warrants at $1.25 per share.
6. One-sixth of these shares are issuable upon exercise of warrants at $1.00 per share. An additional one-sixth of these shares are issuable upon exercise of warrants at $1.50 per share.
7.   Represents shares issuable upon exercise of outstanding warrants.
8. Persons with voting or investment control over selling shareholders who are not natural persons are as follows:
     Keybank National Asso. TTEE - Robert P. Schlatter, President & CEO
     EN Inc - Ed Nichols, President
     Vey Development, Inc. - David R. Vey, President
     Bodenheimer Foundation - Gabriel S. Bodenheimer, President
     Beh Madrash Govohah of America - Eliezer Kuperman, Secretary
     Keren MYCB Elias Foundation, Inc. - Moshe Elias, President
     Osprey Partners - Michael A. Mulshine, Principal
     The DEM Group - Daniel T. D'Auria, CFO
     Adams, Cooper & Marks, Inc. - Robert G. Cooper, Executive Vice President Mueller & Co., Inc. - Mark Mueller, President
     Imprint Design - Pamela W. Fellerhof, President
9.   The listed selling shareholder is a registered broker-dealer.
10.  Michael A. Mulshine is our corporate Secretary.
11.  Laurence L. Osterwise is Chairman of our Board of Directors.
12.  Marco Emrich is our President and Chief Executive Officer.
13. M. Jay Walkingshaw receives compensation totaling $15,000 per month for consulting services that he provides to our company.
14.  DEM Group is our public relations firm.
15. Steve Ficyk receives compensation totaling $6,000 per month for consulting services that he provides to our company.
16.  Imprint Design provides desktop publishing services to our company.
17. Richard L. Rex is formerly President of one of our divisions, Tangent Imaging Systems.
18. None of the selling shareholders will own shares of the common stock being offered under this prospectus following the sale of all such shares in this offering.

The selling shareholders acquired their shares in various private placements between July 2001 and February 2002.

During July 2001, we sold 666,667 shares of common stock in a private placement and issued four-year warrants to purchase 166,667 shares of common stock at an exercise price of $1.25 per share and four-year warrants to purchase 166,667 shares of common stock at an exercise price of $1.50 per share to investors for an aggregate purchase price of $400. We paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.85 per share to a finder in connection with this offering.

During August 2001, we sold 600,000 shares of common stock and issued four-year warrants to purchase 300,000 shares of common stock at an exercise price of $1.00 per share in a private placement to investors for an aggregate purchase price of $300. We paid an $18 sales commission and issued a warrant to purchase 30,000 shares of common stock at exercise prices ranging from $0.59 to $0.67 per share to finders in connection with this offering.

In September 2001, we sold 466,667 shares of common stock and issued four-year warrants to purchase 233,333 shares of common stock at an exercise price of $0.62 per share to investors in a private placement for an aggregate purchase price of $200. Additional shares and warrants may be issued to these investors if, within 60 days following the closing of their investments, we issue any shares of our common stock at prices below the price at which the investors purchased their shares. We paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.56 per share to a finder in connection with this offering.

In October 2001, we sold 125,000 shares of common stock and issued four-year warrants to purchase 31,250 shares of common stock at an exercise price of $1.00 per share and 31,250 shares of common stock at an exercise price of $1.25 per share in a private placement to investors for an aggregate purchase price of $50. We paid $1 in sales commissions to a finder in connection with this offering.

Also during October 2001, we sold 400,000 shares of common stock and issued four-year warrants to purchase 200,000 shares of common stock at an exercise price of $0.50 per share to an investor in a private placement for an aggregate gross purchase price of $200. Additional shares and warrants may be issued to these investors if, within 60 days following the closing of their investments, we issue any shares of our common stock at prices below the price at which the investors purchased their shares. We paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.91 per share to a finder in connection with this offering.

During the period September through October 2001, we sold 60-day notes with a face value of $248 and issued 124,000 four-year warrants at an exercise price of $0.40 per share to investors for an aggregate purchase price of $248. If not redeemed at maturity, these notes may be convertible into shares of common stock at a price of $0.20 per share. Of these notes, $148 were issued to our Chairman of the Board for aggregate consideration of $148.

In November 2001, we sold 250,000 shares of common stock and issued four-year warrants to purchase 125,000 shares of common stock at an exercise price of $0.75 per share to an investor in private placements for an aggregate gross purchase price of $125. We paid a $6 sales commission to a finder in connection with this offering.

During November and December 2001, we sold 142,857 shares of common stock and issued four-year warrants to purchase 71,429 shares of common stock at exercise prices ranging from $0.84-$1.05 per share to four investors in a private placement for an aggregate gross purchase price of $100. Additional shares and warrants may be issued to these investors if, within 60 days following closing of their investments, we issue any shares of our common stock at prices below the price at which the investors purchased their shares. We paid a $5 sales commission and issued warrants to purchase 7,143 shares of common stock at exercise prices ranging from $0.86 to $1.00 per share to a finder in connection with this offering.

Also during November and December 2001, we sold 900,000 shares of common stock and issued four-year warrants to purchase 450,000 shares of common stock at exercise prices of $0.81-$0.99 per share to seven investors in private placements for an aggregate gross purchase price of $450. Additional shares and warrants may be issued to these investors if, within 60 days following the closing of their investments, we issue any shares of our common stock at prices below the price at which the investors purchased their shares. We paid a $36 sales commission and issued warrants to purchase 37,800 shares of common stock at exercise prices ranging from $0.74 to $0.99 per share to finders in connection with this offering.

From January 1 through January 25, 2002, we sold 1,086,000 shares of common stock and issued four-year warrants to purchase 543,000 shares of common stock at exercise prices ranging from $0.75-$1.50 per share to fourteen investors in private placements for an aggregate gross purchase price of $543. Additional shares and warrants may be issued to these investors if, within 60 days following the closing of their investments, we issue any shares of our common stock at prices below the price at which the investors purchased their shares. We paid a $26 sales commission and issued warrants to purchase 47,800 shares of common stock at exercise prices ranging from $0.80 to $1.00 per share to finders in connection with this offering.

                              PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholders identified on page 11 of this prospectus. The shares being registered are owned or, with respect to some of the selling shareholders, may be acquired by the selling shareholders upon exercise of warrants to purchase common stock. The selling shareholders, as used in this prospectus, includes donees, pledgees, transferees or other successors in interest who may receive shares from the selling shareholders after the date of this prospectus. The selling shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

o in ordinary broker's transactions on Nasdaq or any national securities exchange on which our common stock may be listed at the time of sale;

o in the over-the-counter market;

o in private transactions other than in the over-the-counter market;

o in connection with short sales of other shares of our common stock in which shares are redelivered to close out positioning;

o by pledge to secure debts and other obligations;

o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

o in a combination of any of the above transactions.

The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. The selling shareholders must meet the criteria and conform to the requirements of that rule. The selling shareholders and the broker-dealers to or through whom sale of the shares may be made could be deemed to be underwriters within the meaning of the Securities Act, and their commissions or discounts and other compensation received in connection with the sale of the shares may be regarded as underwriters' compensation, if the SEC determines that they purchased the shares in order to resell them to the public.

The selling shareholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, a prospectus supplement or post-effective amendment to the registration statement will be filed with the SEC. This supplement or amendment will include the following information:

o the name of the participating broker-dealer(s) or underwriters;

o the number of shares involved;

o the price or prices at which the shares were sold by the selling shareholder;

o the commissions paid or discounts or concessions allowed by the selling shareholder to the broker-dealers or underwriters; and

o other material information.

We have advised the selling shareholders that the anti-manipulation rules promulgated under the Securities Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling shareholders. We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be paid by the selling shareholders or other party selling the shares.

                                  LEGAL MATTERS

The validity of the shares of common stock offered was passed upon for us by Piper Marbury Rudnick & Wolfe LLP.

                                     EXPERTS

The consolidated financial statements of Sedona Corporation appearing in our annual report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

Sedona is subject to the informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 9801 Washingtonian Blvd., Gaithersburg, MD 20878.

We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about Sedona and our securities, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by Sedona with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2000.

(b) Our quarterly report on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

(c) Our Form 8-K filed June 15, 2001, August 28, 2001 and September 17, 2001.

(d) Our Form 8-K/A filed April 9, 2000.

(e) The description of our common stock which is contained in our registration statement on Form 8-B filed under the Securities Exchange Act, including any amendment or reports filed for the purpose of updating this description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Sedona Corporation, 455 South Gulph Road, Suite 300, King of Prussia, PA 19406, Attention: Michael A. Mulshine, Corporate Secretary, (484) 679-2200.

You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered in this offering. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.


            Securities and Exchange Commission
              Registration fee                              $  1,556
            Printing expenses                                  2,000
            Legal fees and expenses                           25,000
            Accounting fees and expenses                      10,000
            Miscellaneous expenses                             5,000
                                                            --------

               Total                                        $ 43,556
                                                            --------

15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Pennsylvania Business Corporation Law of 1988, as amended (the BCL), permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses (including attorney's fees) incurred by them in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law requires that a corporation indemnify its directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with any action or proceeding, including derivative actions, to the extent that such person has been successful on the merits or otherwise in defense of the action or in defense of any claim, issue or matter therein. Furthermore, Pennsylvania law provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

In Pennsylvania, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or under a by-law or vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, under Pennsylvania law, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions.

Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The provisions of Article VII of the Company's By-laws require or authorize indemnification of officers and directors in all situations in which it is not expressly prohibited by law. At the present time, the limitations on indemnification would be dictated by the BCL and related legislation, which prohibit indemnification where the conduct is determined by a court to constitute willful misconduct or recklessness. Subject to these statutory limitations, the By-laws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits. These provisions also authorize indemnification for negligence or gross negligence and for punitive damages and specific liabilities incurred under the federal securities laws. The By-laws also prohibit indemnification attributable to receipt from the Company of a personal benefit to which the recipient is not legally entitled.

Under the indemnification provisions of the By-laws a person who has incurred an indemnifiable expense or liability would have a right to be indemnified, and that right would be enforceable against the Company as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the By-laws also require the Company to indemnify such portion.

Section 7.03 of the By-laws provides that the financial ability of a person to be indemnified to repay an advance of indemnifiable expenses is not a prerequisite to the making of the advance.

Section 7.06 of the By-laws provides that any dispute concerning a person's right to indemnification or advancement of expenses thereunder will be resolved only by arbitration by three persons, each of whom is required to have been a director or executive officer of a corporation whose shares, during at least one year of such service, were listed on the New York Stock Exchange or the American Stock Exchange or were quoted on the Nasdaq system. The Company also is obligated to pay the expenses (including attorney's fees) incurred by any person who is successful in the arbitration. The arbitration provisions effectively waive the Company's right to have a court determine the unavailability of indemnification in cases involving willful misconduct or recklessness.

Section 7.07 of the By-laws provides that in circumstances in which indemnification is held to be unavailable, the Company must contribute to the liabilities to which a director or officer may be subject in such proportion as is appropriate to reflect the intent of the indemnification provisions of the By-laws. Since the foregoing provisions purport to provide partial relief to directors and officers in circumstances in which the law or public policy is construed to prohibit indemnification, substantial uncertainties exist as to the enforceability of the provisions in such circumstances.

Section 7.10 of the By-laws also contains provisions stating that the indemnification rights thereunder are not exclusive of any other rights to which the person may be entitled under any statute, agreement, vote of shareholders or disinterested directors or other arrangement.

All future directors and officers of the Company automatically would be entitled to the protections of the indemnification provisions of the By-laws at the time they assume office.

Pennsylvania law permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. The directors and officers of the Company are currently covered as insureds under a directors' and officers' liability insurance policy.

16. EXHIBITS

EXHIBIT NO.  DESCRIPTION
-----------  -----------

   4.1 Statement of Designation of Class A, Series F Convertible Preferred Stock (incorporated by reference to Exhibit 4.0 to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999).

   4.2 Certificate of Designations, Preferences, and Rights of Class A, Series H Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 filed June 5, 2000 (File No. 333-38578)).

   4.3       8% Convertible Note due April 1, 2002 (incorporated by reference to
             Exhibit 4.4 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2000).

  *4.4       Agreement to Amend 5% Convertible Debenture dated as of April 30,
             2001.

  +5.1 Opinion of Piper Marbury Rudnick & Wolfe LL, regarding legality of securities being registered

  +23.1      Consent of Ernst & Young LLP

  *23.2      Consent of Piper Marbury Rudnick & Wolfe LLP (included as part of
             Exhibit 5.1 hereto)

  *24.1      Power of Attorney (included in signature page)

  * Previously filed.

  + Filed herewith.


17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of its Charter or By-laws or the Pennsylvania Business Corporation Law of 1988 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomery County, Commonwealth of Pennsylvania, on the 8th day of February, 2002.

                               SEDONA CORPORATION





                         By: /s/ Marco A. Emrich
                             ----------------------------------------
                             Marco A. Emrich
                             President and Chief Executive Officer



Each person whose signature appears below constitutes and appoints Marco A. Emrich and Michael A. Mulshine and each of them, as his lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



NAME                                           TITLE                           DATE
----                                           -----                           ----

/s/ Laurence L. Osterwise              Chairman of the Board of          February 8, 2002
-------------------------              Directors
Laurence L. Osterwise


/s/ Marco A. Emrich                    President, Chief Executive        February 8, 2002
---------------------------            Officer and Director
Marco A. Emrich                        (Principal Executive
                                       Officer)

/s/ William K. Williams                Vice President and Chief          February 8, 2002
-----------------------                Financial Officer
William K. Williams                    (Principal Financial and
                                       Accounting Officer)






/s/ R. Barry Borden                    Director                          February 8, 2002
---------------------------
R. Barry Borden


/s/ Michael A. Mulshine                Secretary and Director            February 8, 2002
-----------------------
Michael A. Mulshine


/s/ James C. Sargent                   Director                          February 8, 2002
---------------------------
James C. Sargent


                                       Director                          February 8, 2002
---------------------------
Jack A. Pellicci


                                       Director                          February 8, 2002
---------------------------
Robert M. Shapiro


/s/ James T. Womble                    Director                          February 8, 2002
---------------------------
James T. Womble



                                  EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION
-----------    -----------


   *4.4        Agreement to Amend 5% Convertible Debenture dated as of
               April 30, 2001.

   +5.1 Opinion of Piper Marbury Rudnick & Wolfe LLP, regarding legality of securities being registered

   +23.1       Consent of Ernst & Young LLP

   *23.2 Consent of Piper Marbury Rudnick & Wolfe LLP (included as part of Exhibit 5.1 hereto)

   *24.1       Power of Attorney (included in signature page)


-----------
 * Previously filed.
 + Filed herewith.